DESCRIPTION PRELIMINARY INFORMATION STATEMENT
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

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of the Securities Exchange Act of 1934

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[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c5(d)(2))
[ ] Definitive Information Statement

iMEDICOR, INC.
(Name of Registrant As Specified In Its Charter)

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iMEDICOR, INC.
13506 Summerport Parkway #160
Windermere, FL 34786

INFORMATION STATEMENT OF ACTION BY WRITTEN
CONSENT OF STOCKHOLDERS

To our Stockholders:

On March 30, 2017, stockholders of iMedicor, Inc. (the “Company”) holding not less than two-thirds of the outstanding shares of each of its Common Stock, its Series A Preferred Stock and its Series B Preferred Stock approved a recapitalization of the Company (the “Recapitalization”), that will include:

1.
The amendment of the Articles of Incorporation of the Company to increase the number of shares of Common Stock that the Company is authorized to issue from two billion (2,000,000,000) to twenty billion (20,000,000,000).

2.
The amendment of the Series A Preferred Stock Certificate of Designation to provide that the Series A Preferred Stock may be converted by the Company into shares of Common Stock at any time.

3.
The amendment of the Series B Preferred Stock Certificate of Designation to provide that the Series B Preferred Stock may be converted by the Company into shares of Common Stock at any time.

4.
The conversion by holders of convertible debt in an aggregate principal amount of approximately $6,300,000 (as of April 30, 2017) into shares of Common Stock.

5.
The conversion of the Series B Preferred Stock into shares of Common Stock.

6.
The conversion of the Series A Preferred Stock into shares of Common Stock.

7.
The combination of the outstanding shares of Common Stock so that immediately following such reverse split the number of shares of Common Stock outstanding shall be 10,000,000 shares (the “Reverse Split”), provided, however, no fractional share of Common Stock shall remain outstanding following the Reverse Split and in lieu thereof each holder who otherwise would receive a fractional share shall be entitled to receive cash therefor.

8.
The amendment and restatement of the Articles of Incorporation to provide that the Company shall be authorized to issue 610,000,000 shares, consisting of 600,000,000 shares of Common Stock, of which approximately 10,000,000 shares shall be outstanding, and 10,000,000 shares of Preferred Stock, none of which shall be outstanding.

9.
The amendment and restatement of the By-Laws of the Company.

The Recapitalization will be effective upon the filing of certain certificates with the Secretary of the State of Nevada and is scheduled to occur on April 30, 2017 (the "Recapitalization Date").

Immediately following the Recapitalization, the Company will further amend and restate its Articles of Incorporation to change the name of the Company from iMedicor, Inc. to iCoreConnect Inc.

Also, the stockholders of the Company have approved the 2016 Long-Term Incentive Compensation Plan of the Company and the 2016 Incentive Bonus Compensation Plan of the Company that the Board of Directors had previously approved and adopted subject to the approval of the stockholders of the Company.

This Definitive Information Statement is being mailed on April ___, 2017 to all stockholders of record as of the close of business on April 1, 2017.

By Order of the Board of Directors:

Robert McDermott
President

iMEDICOR, INC.
13506 Summerport Parkway #160
Windermere FL, 34786

INFORMATION STATEMENT OF ACTION BY WRITTEN
CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

I.
INTRODUCTORY STATEMENT

The Company was incorporated under the laws of the State of Nevada on November 2, 1992 as E & M Management, Inc. ("E&M"). E&M entered into a certain Plan and Agreement of Merger (the "Merger Agreement") dated July 29, 1998 with Omninet International, Inc. ("Omninet"), and, subject to numerous terms and conditions, E&M was to be merged with and into Omninet, whereby Omninet would be the surviving corporation. In anticipation of the proposed merger, on September 18, 1998 E&M changed its name to Omninet International, Inc. As a result of a failed business venture at Omninet, Omninet and E&M entered into a Mutual Termination Agreement and Release dated as of October 27, 1999 that terminated the Merger Agreement. On December 6, 1999, the Company changed its name to OMII Corp.

Pursuant to a Share Exchange Agreement dated October 12, 2005, the Company issued an aggregate of 17,600,000 shares of Common Stock, representing approximately 80% of the Common Stock immediately outstanding after the transaction, to the stockholders of Vemics, Inc., a Delaware corporation ("Vemics-Delaware"), in exchange for all of the outstanding stock of Vemics-Delaware. Following this transaction, Vemics-Delaware became a wholly owned subsidiary of the Company, though for accounting purposes Vemics-Delaware was deemed to have been the acquirer in a "reverse merger."

On October 25, 2005, the Company amended its Articles of Incorporation to increase the total number of its authorized shares of Common Stock from twenty five million (25,000,000) shares to seventy five million (75,000,000) shares and changed its name to Vemics, Inc.

On April 15, 2008, the Company amended and restated its Articles of Incorporation to increase the aggregate number of shares of stock that the Company had authority to issue to three hundred million (300,000,000) shares, consisting of two hundred million (200,000,000) shares of common stock (the "Common Stock") and one hundred million (100,000,000) shares of preferred stock (the "Preferred Stock").

On July 24, 2009, the Company amended its Articles of Incorporation to change the name of the Company to iMedicor, Inc.

On May 3, 2010, the Company amended its Articles of Incorporation to provide that the aggregate number of shares of stock that the Company had authority to issue was seven hundred million (700,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock and one hundred million (100,000,000) shares of Preferred Stock (the “Preferred Stock’).

On October 10, 2011, the Company filed a Certificate of Designation creating a series of Preferred Stock consisting of 28 authorized shares of Preferred Stock designated as “Series A Preferred Stock” and setting forth the voting powers, designation, preferences, limitations, restrictions and related rights of the Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designation”).

On October 10, 2011, the Company filed a Certificate of Designation creating a series of Preferred Stock consisting of 60 authorized shares of Preferred Stock designated as “Series B Preferred Stock” and setting forth the voting powers, designation, preferences, limitations, restrictions and related rights of the Series B Preferred Stock (the “Series B Preferred Stock Certificate of Designation”).

On July 27, 2012, the Company amended its Articles of Incorporation to provide that the number of shares of stock that the Company had authority to issue was two billion (2,000,000,000) shares.

On December 19, 2012, the Company filed a Certificate of Correction to correct its Articles of Incorporation to provide that the aggregate number of shares of stock that the Company had authority to issue was two billion one hundred million (2,100,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock and one hundred million (100,000,000) shares of Preferred Stock.

On March 22, 2013, the Company amended the Series A Preferred Stock Certificate of Designation to increase the number of shares constituting such series to up to 37 and to redefine the powers, preferences, rights and limitations of the Series A Preferred Stock.

On March 22, 2013, the Company amended the Series B Preferred Stock Certificate of Designation to increase the number of shares constituting such series to up to 63 and to redefine the powers, preferences, rights and limitations of the Series B Preferred Stock.

Throughout the period commencing with the incorporation of the Company to the date of this Information Statement the Company has issued shares of its Series A Preferred Stock, Series B Preferred Stock and Common Stock, as well as securities convertible into or exercisable or exchangeable for shares of its Common Stock in exchange for funds used by the Company to operate the business of the Company and/or for services rendered to or on behalf of the Company.

As of the date of this Information Statement (i.e. before the Reverse Split referred to in paragraph 6 under Section III of this Information Statement), the Company has or will have issued and outstanding:

(i) convertible debt convertible into shares of Common Stock as follows:

Amount of Principal and Accrued and Unpaid Interest (as of April 30, 2017)	Number of Shares

$14,527,187	6,318,282,638

(ii) shares of stock as follows:

Class of Stock	Number of Shares
Series A Preferred Stock	35.75
Series B Preferred Stock	63.075
Common Stock	1,419,651,828

(iii) options and warrants exercisable for shares of Common Stock as follows:

Type of Security	Number of Shares
Options	441,633,333
Warrants	104,684,654

II.
ELECTION OF DIRECTORS AND OFFICERS

The Company had not held an annual meeting of stockholders of the Company for the election of directors for more than eighteen (18) months. As a result, stockholders holding not less than a majority of the voting power of the Company signed a written consent dated June 7, 2016 determining that the number of directors constituting the Board of Directors is three (3) and electing JD Smith, Robert McDermott and Jeffrey Stellinga as Directors of the Company to serve until the next annual meeting of the stockholders of the Company and until their successors are duly elected and qualified.

At a meeting of the Board of Directors of the Company held on August 17, 2016 the Board of Directors of the Company elected Robert McDermott as President and Donald Douglas as Secretary of the Company and designated Mr. McDermott as Chief Executive Officer, Donald Sproat as Chief Financial Officer and Mr. Douglas as Chief Operating Officer of the Company. At the same meeting, the Board appointed Mr. Smith and Mr. Stellinga as members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee and designated Mr. Smith as Chairman of the Compensation Committee and the Nominating and Governance Committee and Mr. Stellinga as Chairman of the Audit Committee.

III.
THE RECAPITALIZATION

On March 30, 2017, stockholders of the Company holding not less than two thirds of the outstanding shares of each of the Series A Preferred Stock of the Company (the “Series A Preferred Stock”) and the Series B Preferred Stock of the Company (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) and the holders of not less than a majority of the outstanding shares of Common Stock, as well as the holders of convertible debt of the Company (the “Convertible Debt Holders”) who will hold as of April 30, 2017 approximately $6,300,000 of indebtedness (principal and accrued and unpaid interest thereon) of the Company convertible into shares of Common Stock of the Company (the “Convertible Debt”), entered into a Recapitalization Agreement dated as of November 1, 2016 (the "Recapitalization Agreement") for the purpose of recapitalizing the Company (the "Recapitalization"). A copy of the Recapitalization Agreement is attached to this Information Statement as Exhibit I.

The parties to the Recapitalization Agreement agreed that the Recapitalization would take place on such date as the Company, in its sole discretion, would designate in a written notice to all of the parties to the Recapitalization Agreement (the "Recapitalization Date”). The Board of Directors has designated April 30, 2017 as the Recapitalization Date and written notice thereof has been given to all of the parties to the Recapitalization Agreement.

Pursuant to the Recapitalization:

1. Amendment of Articles of Incorporation. Section 3.1 of the Articles of Incorporation shall be amended to increase the number of shares of Common Stock that the Company is authorized to issue from two billion (2,000,000,000) to twenty billion (20,000,000,000) and, in connection therewith, the Company shall prepare, execute, and file with the Secretary of State of the State of Nevada an Amendment of Articles of Incorporation.

The purpose of this amendment is to increase the number of authorized but unissued shares of Common Stock in order that the Company shall have available enough authorized shares of Common Stock to issue if all outstanding debt securities, shares of Series B Preferred Stock and shares of Series A Preferred Stock convertible into or for which options or warrants may be exercisable or exchangeable are converted, exercised and/or exchanged.

2.     Amendment of Series B Preferred Stock Certificate of Designation. Clause (b) of Section 4 of the Series B Preferred Stock Certificate of Designation shall be amended to read as follows:

“(b) at the option of the Company at any time”.

and, in connection therewith, the Company shall prepare, execute, and file with the Secretary of State of the State of Nevada an Amendment of Certificate of Designation amending the Series B Preferred Stock Certificate of Designation.

The purpose of this amendment is to permit the Company at its option to cause the conversion of all outstanding shares of Series B Preferred Stock.

3.
Amendment of Series A Preferred Stock Certificate of Designation. Clause (b) of Section 4 of the Series A Preferred Stock Certificate of Designation shall be amended to read as follows:

“(b) at the option of the Company at any time”.

and, in connection therewith, the Company shall prepare, execute, and file with the Secretary of State of the State of Nevada an Amendment of Certificate of Designation amending the Series A Preferred Stock Certificate of Designation.

The purpose of this amendment is to permit the Company at its option to cause the conversion of all outstanding shares of Series A Preferred Stock.

4.
Conversion of Convertible Debt. The holders of the Convertible Debt (the “Convertible Debt Holders”) shall convert all of the Convertible Debt (consisting of approximately $6,300,000 aggregate principal amount of indebtedness) held by the Convertible Debt Holders at a price per share of $0.001 into approximately 6,300,000,000 shares of Common Stock, in the manner set forth in the instruments relating to the Convertible Debt.

If for any reason the Recapitalization occurs either before April 30, 2017, based on the amount of interest due and not paid, the number of shares of Common Stock into which the Convertible Debt shall convert will decrease and, if for any reason the Recapitalization occurs after April 30, 2017, based on the amount of interest due and not paid, the number of shares of Common Stock into which the Convertible Debt shall convert will increase.

The conversion of the Convertible Debt into shares of Common Stock will simplify and add equity to the capitalization of the Company.

5.
Conversion of the Series B Preferred Stock and, immediately thereafter conversion of the Series A Preferred Stock. Immediately following the conversion of the Convertible Debt into shares of Common Stock, the Company shall convert the Series B Preferred Stock and immediately thereafter the Series A Preferred Stock into shares of Common Stock in the manner set forth in section 4(b) of the Series B Preferred Stock Certificate of Designation and section 4(b) of the Series A Preferred Stock Certificate of Designation, respectively.

The purpose of causing all outstanding shares of Series B Preferred Stock and all outstanding shares of Series A Preferred Stock to be converted into shares of Common Stock is to simplify the capitalization of the Company and eliminate the potential dilution that the outstanding shares of Series B Preferred Stock and Series A Preferred Stock represent which the Company believes may depress the value of the Common Stock and restrict the ability of the Company to raise funds to conduct its operations and to add value to the Company and its Common Stock.

6.
Reverse Split of Shares of Common Stock. Immediately following the conversion of the Convertible Debt, the Series B Preferred Stock and the Series A Preferred Stock, the Company shall combine its outstanding shares of Common Stock by a ratio to be determined by the Company’s Board of Directors, in its sole discretion, so that immediately following such reverse split the number of shares of Common Stock shall be 10,000,000 shares (the “Reverse Split”); provided however, no fractional share of Common Stock shall remain outstanding and in lieu of any fractional share of Common Stock that otherwise would be outstanding, the holder thereof shall be entitled to receive and the Company shall pay to such holder of such fraction, that amount equal to such fraction times that amount that the Board shall determine in good faith to be the value of a share of Common Stock on the Recapitalization Date.

In order for a stockholder to receive a new stock certificate evidencing the shares of Common Stock of the Company into which the shares of Common Stock owned by such stockholder on the Recapitalization Date shall have been converted as a result of the Reverse Split and the Cash Payment which such stockholder shall be entitled to receive in lieu of any fractional share of Common Stock which such stockholder otherwise would have been entitled to receive, such stockholder should complete the Letter of Transmittal accompanying this Information Statement and return it, accompanied by the stock certificates evidencing such stockholder’s shares in the Company, to Pacific Stock Transfer Company.

7.
Dissenter’s Rights. Nevada Revised Statutes (“NRS”) 78.205 provides that any proposed corporate action that would result in only money being paid or scrip being issued to stockholders who:

(i)
before the proposed corporate action becomes effective, hold 1 percent or more of the outstanding shares of the affected class or series; and

(ii)
would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all their outstanding shares,

is subject to the provisions of NRS 92A.300 to 92A.500, inclusive. If the proposed corporate action is subject to those provisions, any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the action taken pursuant to Section 78.205 may dissent in accordance with those provisions and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled. Copies of NRS 78.205 and NRS 92A.300 to 92A.500 are attached hereto as Exhibit II.

Accordingly, because the Reverse Split could conceivably result in the payment of cash to a stockholder in lieu of the issuance of a fractional share as provided in NRS 78.205 and was approved by a written consent of stockholders without a meeting, it is possible that a stockholder may be entitled to the notice prescribed by NRS 92A.430 of such stockholder’s dissenter’s rights (“Dissenter’s Rights”) as set forth in NRS 92A.300 to 92A.500. If such a stockholder of record exists, iMedicor, Inc. will give to such stockholder the notice prescribed by NRS 92A.430. iMedicor, Inc. considers the cash payment that any such stockholder would receive to satisfy the requirements of Nevada law to pay “fair value” in lieu of fractional shares. If, however, a stockholder does not agree that such payment represents “fair value,” such stockholder may assert Dissenter’s Rights.

The Notice prescribed by NRS 92A.430 is hereby given to each stockholder of record who held 1 percent or more of the outstanding shares of Common Stock and is entitled to receive cash in lieu of the fractional share of Common Stock that such stockholder would otherwise be entitled to receive. Accordingly, if any such stockholder does not agree that the cash payment that such stockholder would receive does not represent “fair value,” such stockholder may assert such stockholder’s Dissenter’s Rights by making a written demand, accompanied by the stock certificates evidencing such stockholder’s shares of the Company no later than the date thirty (30) days following the date on which the Company mails notice of the Reverse Split to each of its stockholders, delivered to the Company, 13506 Summerport Parkway, Suite 160, Windermere, Florida 34786. Attached hereto as Exhibit III is a form for asserting Dissenter’s Rights which any stockholder who wants to assert Dissenter’s Rights should complete and return to the Company. If a stockholder who is otherwise entitled to assert Dissenter’s Rights in the manner described above does not do so by _________, 2017, such stockholder will be deemed to have waived such stockholder’s Dissenter’s Rights under the Nevada Revised Statutes. If a stockholder has any questions regarding the foregoing, such stockholder should review the instructions included in the Letter of Transmittal, a copy of which is attached hereto as Exhibit IV or feel free to contact the exchange agent at the number and/or address shown in the Letter of Transmittal.

8.
Amendment and Restatement of Articles of Incorporation. The Articles of Incorporation shall be amended and restated in its entirety to read as set forth in Exhibit 2.8 of the Recapitalization Agreement (the "Reverse Split Amendment") to reflect the Reverse Split and to provide that, following the filing of the Reverse Split Amendment, the Company shall be authorized to issue six hundred ten million (610,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, of which approximately ten million (10,000,000) shares shall be outstanding, and ten million (10,000,000) shares of Preferred Stock, none of which shall be outstanding. Following the filing of the Reverse Split Amendment, the Company anticipates that the Company shall continue to have outstanding convertible debt in the aggregate principal amount of approximately $8,227,187 convertible into 18,282,638 shares of Common Stock and Non-Convertible Debt (exclusive of trade debt and other payables incurred in the operation of the business of the Company in the ordinary course) of approximately $2,019,560.

9.
Amendment of By-Laws. The By-Laws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit 2.9 of the Recapitalization Agreement.

The Recapitalization will be effective upon the filing of the Reverse Split Amendment with the Secretary of the State of the State of Nevada (the "Effective Date") which the Company intends to occur promptly following the date 20 days following the date on which this Information Statement is sent or given to each holder of shares of Class A Preferred Stock, Class B Common Stock and Common Stock and to each holder of a security issued by the Company convertible into or excisable or exchangeable for shares of Common Stock.

IV.
CHANGE OF COMPANY NAME

Immediately following the Recapitalization, the Company will further amend and restate its Articles of Incorporation to change the name of the Company from iMedicor, Inc. to iCoreConnect Inc. In connection therewith, the Company will file with the Secretary of State of the State of Nevada amended and restated Articles of Incorporation in the form attached hereto as Exhibit V.

The purpose of this amendment to change the name of the Company is to reflect the fact that the business of the Company has expanded and is no longer limited to the medical field.

V.
BRIDGE FINANCING

The Company has been raising, and continues to raise, funds on a best efforts basis up to a maximum amount of $10,000,000 for working capital by issuing convertible promissory notes (the “Bridge Notes”) with warrants (the “Bridge Warrants”). The Bridge Notes bear interest at the rate of 18% per annum and are payable at the earlier of December 31, 2016 (the “Maturity Date”) or conversion. The Bridge Notes (principal and accrued and unpaid interest) are convertible into shares of Common Stock at a price (following the Reverse Split) equal to $0.45 per share of Common Stock. Investors purchasing the Bridge Notes receive one Bridge Warrant for every $1.00 in principal amount of the Bridge Notes purchased in the Bridge Offering. Each Bridge Warrant is exercisable until December 31, 2019 to purchase one share of Common Stock at an exercise price (following the Reverse Split) of $1.35 per share, subject to adjustment in certain circumstances.

As of the date of this Disclosure Statement, the Company has issued Bridge Notes in the aggregate principal amount of $4,684,654 and Bridge Warrants to purchase 4,684,654 shares of Common Stock of the Company.

The Bridge Notes are convertible into shares of Common Stock at any time at the option of the Bridge Note holder. The Bridge Notes (principal and accrued and unpaid interest) are convertible at a price (following the Reverse Split) equal to $0.45 per share of Common Stock, subject to adjustment as provided below. If the Company’s fully diluted shares of Common Stock outstanding on the date of conversion is greater or less than 10 million, the Conversion Price shall be adjusted proportionately to equate to a Conversion Price based upon a $4.5 million pre-money valuation of the Company on a fully diluted basis on the date of conversion (i.e., a 10% discount to a $5.0 million pre-money valuation on a fully diluted basis on the date of conversion). The Conversion Price (following the Reverse Split) will be $0.45 per share of Common Stock assuming the Company has 10 million shares of Common Stock issued and outstanding on a fully diluted basis on the date of conversion.

As of the date of this Disclosure Statement, the Company has entered into separate Conversion Agreements (a “Conversion Agreement”) with the holders of Bridge Notes holding Bridge Notes in the aggregate principal amount of $4,391,000 pursuant to which on the Recapitalization Date immediately following the Recapitalization the Bridge Notes held by such holders will be converted into shares of Common Stock at a conversion price of $0.45 per share of Common Stock.

The Bridge Notes by their terms are also exchangeable for convertible notes (“PIPE Notes”) if offered by the Company in a PIPE Financing, or exchangeable for PIPE Notes as provided herein. In addition, if (i) the Company is current (as of the date of this Information Statement, the Company is not current) in filing its reports (other than reports required to be filed on Form 8-K) under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the gross combined proceeds of the Bridge Financing and the PIPE Financing are at least the Minimum PIPE, as defined below, then the Bridge Notes will automatically be exchanged for PIPE Notes in a principal amount equal to (A) the sum of (1) the total outstanding principal balance of the Bridge Notes plus (2) all accrued and unpaid interest thereon, multiplied by (B) 111% (the “Exchange Ratio”). For this purpose a PIPE Financing means a private offering of securities consisting of convertible notes and warrants in a minimum amount equal to the greater of (i) $4.0 million or (ii) $1.0 million more than the aggregate principal amount of Bridge Notes sold in the Bridge Financing (including the principal of and accrued interest on the Bridge Notes exchanged for PIPE Notes) (the “Minimum PIPE”) and a maximum amount of $2.0 million more than the Minimum PIPE (the “Maximum PIPE”) undertaken prior to the Maturity Date of the Bridge Notes.

However, as of the date of this Disclosure Statement the Company has no plans to undertake a PIPE Financing. The Company had entered into a Letter Agreement with GVC Capital LLC (“GVC”) dated November 12, 2015 (the “GVC Letter Agreement”) pursuant to which GVC would have been willing to act as the placement agent of the Company’s securities in a PIPE Financing. However, as of October 31, 2016, the Company and GVC mutually agreed to terminate the GVC Letter Agreement.

Investors purchasing Bridge Notes also receive one Bridge Warrant for every $1.00 in principal amount of Bridge Notes purchased in the Bridge Offering. Each Bridge Warrant is exercisable until December 31, 2019 to purchase one share of Common Stock at an exercise price (following the Reverse Split) equal to $1.35 per share (the “Bridge Warrant Exercise Price”), assuming the Company has 10 million shares of common stock issued and outstanding on a fully diluted basis. If the Company’s fully diluted shares of Common Stock outstanding on the date of issuance of the Bridge Warrants is greater or less than 10 million, the Bridge Warrant Exercise Price shall be adjusted proportionately to equate to a Bridge Warrant Exercise Price based upon a $4.5 million pre-money valuation of the Company on a fully diluted basis (i.e., a 10% discount to a $5.0 million pre-money valuation on a fully diluted basis). The Bridge Warrants are callable by the Company if (i) there exists a public trading market for the shares of Common Stock, (ii) there is an effective registration statement registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock issuable upon exercise of the Bridge Warrants ( the “Bridge Warrant Shares”) and (iii) the closing price of the Common Stock on an exchange registered with the SEC has equaled at least 150% of the then current Bridge Warrant Exercise Price for 20 of the preceding 30 trading days and the volume for such 30 trading days has averaged 50,000 shares per day (for example, if the Bridge Warrant Exercise Price (following the Reverse Split) is $1.35 the Bridge Warrants are callable if the Common Stock closes above $2.02 per share for 20 of the preceding 30 trading days with the average volume in excess of 50,000 shares per day for such 30 trading days.

A term sheet (titled “Fifth Amended and Restated Term Sheet”) dated November 28, 2016 setting forth the terms of the Bridge Financing is attached hereto as Exhibit VI (the “Bridge Financing Term Sheet”). The information provided in this Paragraph V. with respect to the Bridge Financing is qualified in its entirety by reference to the terms of the Bridge Financing Term Sheet and incorporated herein by reference.

As of the date of this Disclosure Statement, the Company has issued and sold to investors Bridge Notes in the aggregate principal amount of $4,684,654 and Bridge Warrants exercisable to purchase 4,684,654 shares of Common Stock. The form of the Bridge Note issued by the Company to the holders of Bridge Notes is attached hereto as Exhibit VII. The Company has reported such sales on Form D and amendments thereto filed with the SEC.

As of the date of this Disclosure Statement, the Company has entered into separate Conversion Agreements with the holders of Bridge Notes in an aggregate principal amount of $4,391,000. A form of the Conversion Agreement is attached hereto as Exhibit VIII.

Neither the Bridge Notes or Bridge Warrants nor any of the securities of the Company issuable upon the conversion of the Bridge Notes or the exercise of the Bridge Warrants has been or will be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from registration requirements.

VI.
2016 LONG-TERM INCENTIVE COMPENSATION PLAN

On August 17, 2016 (i.e. before the Reverse Split) the Board of Directors approved and adopted, subject to the approval of the stockholders of the Company, the 2016 Long-Term Incentive Compensation Plan of the Company which provides for the granting to directors, officers, employees and consultants of and service providers to, the Company and its affiliates of awards under the plan including options, SARs (including limited SARs), restricted stock, deferred stock, stock granted as a bonus or in lieu of other awards, dividend equivalents and other stock based awards to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s stockholders, all upon the terms and provisions set forth in the plan, a copy of which is attached hereto as Exhibit IX.

Subject to adjustment in the event of an extraordinary or unusual event effecting the Common Stock of the Company such as a recapitalization, forward or reverse split or a stock dividend, following the Reverse Split referred to in the Recapitalization Agreement, the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed 2,500,000 shares.

The stockholders of the Company holding not less than a majority of the voting power of the Company approved the 2016 Long-Term Incentive Compensation Plan by signing a written consent dated as of November 1, 2016.

The information provided in this Paragraph VI with respect to the 2016 Long-Term Incentive Compensation Plan is qualified in its entirety by reference to the terms of the 2016 Long-Term Incentive Compensation Plan, a copy of which is attached to this Information Statement as Exhibit IX and incorporated herein by reference.

VII.
2016 INCENTIVE BONUS COMPENSATION PLAN

On August 17, 2016 the Board of Directors approved and adopted, subject to the approval of the stockholders of the Company, the 2016 Incentive Bonus Compensation Plan of the Company which provides for the granting to key senior executives of the Company of bonus awards based on the extent to which specified performance goals for specified periods shall have been achieved or exceeded, all upon the terms and provisions set forth in the plan, a copy of which is attached hereto as Exhibit X.

The stockholders of the Company holding not less than a majority of the voting power of the Company approved the 2016 Incentive Bonus Compensation Plan by signing a written consent dated as of November 1, 2016.

The information provided in this Paragraph VII with respect to the 2016 Incentive Bonus Compensation Plan is qualified in its entirety by reference to the terms of the 2016 Incentive Bonus Compensation Plan, a copy of which is attached to this Information Statement as Exhibit X and incorporated herein by reference.

VIII.
THE COMMON STOCK

The table below presents the range of closing bid quotations prior to the Reverse Split for the Company's Common Stock during the fiscal quarters ended September 30 and December 31, 2016 and three most recent fiscal years ended June 30, 2016, 2015, 2014:

	2017		2016		2015		2014
	High	Low	High	Low	High	Low	High	Low
First quarter.	0.0012	0.0002	0.001	0.0004	0.009	0.0035	0.024	0.0086
Second quarter.	0.0018	0.0002	0.0006	0.0001	0.0065	0.0013	0.02	0.005
Third quarter.			0.001	0.0002	0.0048	0.0013	0.0295	0.0047
Fourth quarter.			0.001	0.0004	0.002	0.0006	0.0085	0.004

The prices presented are bid prices, which reflect interdealer transactions and do not include retail markups and markdowns or any commission to the parties involved. As such, the prices may not reflect prices in actual transactions. There is no established market for the Common Stock except for limited and sporadic quotations. For example, reported trading indicates that between October 1, 2016 and December 31, 2016 (i.e. prior to the Reverse Split) a total of only 45,182,900 shares were traded at prices ranging from $0.0010 per share to $0.0004 per share.

The Company has never declared a Common Stock dividend. At present, management anticipates that no dividend will be declared or paid with respect to the Common Stock at any time during the foreseeable future.

IX.
SEC FILINGS

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014, December 31, 2014 and March 31, 2015 are available on the Company website (www.imedicor.com) and on the Securities and Exchange Commission (“SEC”) website (www.sec.gov). The Company is in the process of preparing and anticipates filing with the SEC within the next 120 days its Annual Report on Form 10-K for the fiscal year ended June 30, 2015, its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2015, December 31, 2015 and March 31, 2016, its Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2016, December 31, 2016 and March 31, 2017 [to be updated as appropriate].

On March 31, 2017 the Company filed with the SEC a current report on Form 8-K describing the contemplated Recapitalization as well as the Bridge Financing referred to therein. A copy of the Form 8-K is attached as Exhibit XI.

The Company anticipates that for the foreseeable future the Company will continue to be a company whose Common Stock will be registered with the SEC and that the Company will file the periodic reports provided for under the Securities and Exchange Act of 1934, as amended.

X.
OTHER INFORMATION

1.
HOW THE REVERSE SPLIT WILL BE IMPLEMENTED

The Reverse Split of the Company's outstanding Common Stock will automatically occur on the Recapitalization Date.
.
Following the Recapitalization Date, each holder of 1,768.3195 shares of Common Stock will automatically become the holder of one share of Common Stock. Fractional shares will not be issued in connection with the Reverse Split, and all fractional shares that may result will be redeemed in an amount equal to such fraction times the value of a share of Common Stock on the Recapitalization Date as determined by the Board of Directors of the Company in good faith.

Shares held by stockholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable.

The certificates representing the Common Stock prior to the Reverse Split will not be required to be exchanged for new certificates representing shares of Common Stock following the Reverse Split. Rather, the certificates representing Common Stock prior to the Reverse Split will be deemed automatically to constitute and represent the correct number of shares of Common Stock following the Reverse Split without further action by the Company's stockholders, and certificates representing Common Stock will be issued only as certificates of Common Stock are delivered to the Company's transfer agent when transfers of shares occur after the Recapitalization Date or as otherwise requested by the stockholders.

The Company anticipates that it will pay out less than $100 to holders of Common Stock that would otherwise be holders of fractional shares of Common Stock following the Reverse Split based on the value of a share of Common Stock on the Recapitalization Date as determined by the Board of Directors of the Company in good faith.

2.
WHAT WILL YOU RECEIVE WHEN THE REVERSE SPLIT IS EFFECTIVE?

When the Reverse Split is implemented:

(i)
Each holder of 1,768.3195 shares of Common Stock will automatically be entitled to one post-Reverse Split share of Common Stock.

(ii)
No new certificates representing fractional shares will be issued. Instead, the holder of a fractional share will receive cash in an amount equal to such fraction times the amount that the Board of Directors of the Company shall determine in good faith to be the value of a share of Common Stock on the Recapitalization Date. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate amount of less than $100 will be paid for resulting fractional shares.

3.
HOW WILL THE OWNERSHIP INTERESTS OF HOLDERS OF FEWER THAN 1,768.3195 SHARES PRIOR TO THE REVERSE SPLIT BE AFFECTED BY THE REVERSE SPLIT?

Holders of fewer than 1,768.3195 shares of Common Stock prior to the Reverse Split will no longer have voting or ownership rights in the Company after the Reverse Split is effected and will instead be entitled to receive a cash payment in lieu of their interest. As a result, such holders will no longer be able to participate in the potential future growth, if any, of the Company.

4.
FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT FOR STOCKHOLDERS?

The receipt of cash in the Reverse Split will be taxable for federal income tax purposes. Each stockholder is advised to consult with his or her own tax specialist for the specific tax consequences. Stockholders who receive only shares of Common Stock should not be subject to taxation as a result of the Reverse Split.

Stockholders who receive cash in lieu of fractional shares of Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

5.
DO HOLDERS OF COMMON STOCK HAVE APPRAISAL OR DISSENTER’S RIGHTS?

Under Nevada law, there is a provision for appraisal or dissenter's rights in the event of a Reverse Split. However, it is unlikely that very many stockholders, if any, will qualify to assert dissenter’s rights inasmuch as NRS 78.2055 provides that any stockholder who may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, before the proposed corporate action becomes effective must hold 1% or more of the outstanding Common Stock and would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all of such stockholder’s outstanding shares.

6.
HOW DOES A HOLDER RECEIVE CASH FOR A FRACTIONAL SHARE?

You should complete the enclosed Letter of Transmittal and return it together with your stock certificates to Pacific Stock Transfer Company, the Company's Transfer Agent, at the address shown on the enclosed envelope.

LIST OF EXHIBITS ATTACHED

I.	Recapitalization Agreement

II.	Nevada Revised Statutes - Dissenter’s Rights Provisions

III.	Dissenter’s Rights Form

IV.	Letter of Transmittal

V.	Form of Amended and Restated Articles of Incorporation

VI.	Current Bridge Financing Term Sheet (the Fifth Amended and Restated Term Sheet)

VII.	Form of Bridge Note issued to the Holders of the Bridge Notes

VIII.	Form of Conversion Agreement between the Company and Holders of Bridge Notes

IX.	2016 Long-Term Incentive Compensation Plan

X.	2016 Incentive Bonus Compensation Plan

XI.	Form 8-K dated March 31, 2017